Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Amended and Restated Senior Credit Facility

TAMPA, FLORIDA – August 27, 2013 – Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class e-commerce solutions and supply chain services, today announced that it amended and restated its two-year senior credit facility with Fifth Third Bank to increase borrowing capacity for working capital.

The facility provides a revolving line of credit with a maturity of two years and a maximum borrowing capacity of $5 million. The pricing and covenants were not changed in connection with this amendment.

Highlights of the amended and restated senior credit facility include the following:

●	Borrowing capacity increased to $5 million from $3 million
●	Maturity extended to August 2015

“This amended facility strengthens our financial flexibility,” says Jagged Peak CFO Albert Narvades. “Fifth Third Bank understands our business and has an appreciation of the improvements in our financial performance. We are pleased with their continued support.”

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Press Release

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 28, 2012.

Investor Relations

Albert Narvades

CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext 225

Media Contact

Marjorie Bulone

Director of Marketing

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

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